Exhibit 21.1

SUBSIDIARIES OF ADVENT TECHNOLOGIES HOLDINGS, INC.

DOMESTIC COMPANIES
Name	Jurisdiction of Incorporation
Advent Technologies Inc.	Delaware

Advent Technologies LLC	Delaware

FOREIGN COMPANIES
Name	Jurisdiction of Incorporation
Advent Technologies SA	Greece

Advent Technologies A/S	Danish

Advent Technologies GmbH	Germany

Advent Green Energy Philippines, Inc	Philippines